Exhibit I(2)

September 20, 2013

Securities and Exchange Commission

Judiciary Plaza

450 Fifth Street, N.W.

Washington, D.C. 20549

Re:	VALIC Company I
File Numbers 2-83631 and 811-3738

Dear Sir or Madam:

This opinion is being furnished in connection with the filing by VALIC Company I, a Maryland Corporation (the “Fund”), of Post-Effective Amendment No. 65 (the “Amendment”) to the Registration Statement on Form N-1A under the Securities Act of 1933, as amended (the “Registration Statement”).

I am familiar with the proceeding taken by the Fund in connection with the authorization, issuance and sale of the shares. In addition, I have examined he Fund’s Articles of Incorporation and By-Laws, in each case as amended, supplemented, and in effect on the date hereof and such other documents that have been deemed relevant to the matters referred to herein.

Subject to the effectiveness of the Registration Statement and compliance with applicable state securities laws, and based upon and subject to the foregoing examination, I am of the opinion that the shares registered by the Amendment are legally issued, fully paid and non-assessable shares of beneficial interest on the Fund.

I am a member of the Bar of the State of Texas. Insofar as any opinion expressed herein involves the laws of the State of Maryland, such opinion should be understood to be based on my review of the published statutes of such state, and, where applicable, published cases of the courts and rules or regulations of regulatory bodies of such state. I hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Amendment, and to the filing of this opinion under the securities laws of any state.

Sincerely,
/s/ NORI L. GABERT

Nori L. Gabert
Chief Legal Officer, Vice President and Secretary